Exhibit 10.5

Execution Version

Consulting Agreement

This Consulting Agreement (this “Agreement”), dated as of October 3, 2020, is entered into by and between Live Oak Acquisition Corp., a Delaware corporation (“Live Oak” or the “Company”), and Stuart Pratt (“Consultant”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Green Merger Corp, a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc. (d/b/a Danimer Scientific), a Georgia corporation (“MHG”), Live Oak Sponsor Partners, LLC, as representative for certain purposes described in the Merger Agreement, and John A. Dowdy, Jr., as representative of the shareholders of the Company, are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into MGH, with MGH continuing as the surviving corporation and as a wholly-owned subsidiary of Live Oak (the “Merger”);

WHEREAS, Consultant is currently a party to that certain Letter Agreement, dated as of March 1, 2016, by and between MHG and Consultant, as amended on December 5, 2018, and as amended on the date hereof (the “Current Consulting Agreement”);

WHEREAS, as an inducement to and in consideration of the Company’s willingness to enter into the Merger Agreement, it is the desire of the Company to assure itself of the services of Consultant commencing on the date of the consummation of the Merger pursuant to the Merger Agreement (the “Effective Date”) and thereafter on the terms herein provided by entering into this Agreement and by terminating the Current Consulting Agreement simultaneously with the Closing of the Merger with effect as of the Effective Date; and

WHEREAS, the Company desires to engage Consultant to perform consulting services on behalf of the Company and Consultant desires to perform such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereby agree as follows:

1. Consulting Services.

(a) The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting and advisory services for the Company as a special advisor to the Chief Executive Officer of the Company (the “CEO”) and to provide such other consulting and advisory services for the Company in connection with the operation of the Company’s business as the CEO may request from time to time (the “Consulting Services”), upon the terms and subject to the conditions set forth in this Agreement.

(b) Consultant agrees to devote Consultant’s reasonable best efforts in performing the Consulting Services. Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to Consultant’s access to and use of the Company’s property, information, equipment and facilities.

2. Compensation.

(a) Cash Compensation. Consultant shall be compensated for services at a rate of $1,500.00 per month payable monthly in arrears.

(b) Expenses. The Company shall reimburse Consultant for all pre-approved, reasonable, appropriate and necessary travel and other out-of-pocket expenses incurred in the performance of Consultant’s duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of the Company.

(c) Stock Options. The Company hereby agrees to grant to Consultant options (the “Options”) to purchase a total of 30,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company under the Company’s equity incentive plan with an exercise price per share of Class A Common Stock equal to the greater of (i) Ten Dollars ($10.00) and (ii) the fair market value of a share of Class A Common Stock determined as of the date of this Agreement and vesting in accordance with the vesting terms set forth on Schedule A attached hereto. In the event that the fair market value of a share of Class A Common Stock determined as of the date of this Agreement is greater than Ten Dollars ($10.00), then Consultant shall be entitled to receive a grant of restricted stock under the Company’s equity incentive plan (the “Restricted Stock Grant”). The number of shares of Class A Common Stock, if any, that will be subject to the Restricted Stock Grant and the vesting schedule applicable to the Restricted Stock Grant are set forth on Schedule A attached hereto.

3. Independent Contractor. In furnishing the Consulting Services, Consultant understands that Consultant will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of Consultant’s Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans, other than as provided herein or as available to all directors of the Company so long as Consultant remains a director of the Company. Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. It is intended that the fees paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its affiliates and their respective officers, directors and employees harmless from any liability arising from the failure to withhold such amounts. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company and shall not direct the activities of any employees of the Company, in each case, except as a director of the Company.

4. Term and Termination.

(a) The Parties agree that this Agreement shall commence as of the date of this Agreement and continue until the third anniversary of such date (the “Term”), unless terminated earlier as set forth herein.

(b) The Company may terminate this Agreement immediately if:

(i) Consultant is unable to perform a material portion of the Consulting Services for a period of not less than thirty (30) says after being notified in writing by the Company;

(ii) Consultant becomes insolvent or bankrupt; or

(iii) Consultant, in the judgment of the Company, has engaged in corrupt or fraudulent business practices in executing the Consulting Services.

(c) The Company may terminate this Agreement upon sixty (60) days prior written notice to Consultant.

(d) The Consultant may terminate this Agreement upon sixty (60) days prior written notice to the Company.

(e) The Consultant may terminate this Agreement immediately if the Company fails to pay any monies due and owing to Consultant under this Agreement after thirty (30) days written notice to the Company.

(f) Upon termination of this Agreement pursuant to Section 4(b) or Section 4(d) of this Agreement, Consultant shall receive any accrued cash compensation payable pursuant Section 2(a) of this Agreement through the date of such termination, payable within ten (10) days after such termination.

(g) Upon termination of this Agreement pursuant to Section 4(c) or Section 4(e) of this Agreement, Consultant shall receive the cash compensation payable pursuant to Section 2(a) of this Agreement through the remainder of the Term (as though such termination had not occurred), payable monthly in arrears, and, notwithstanding anything to the contrary in any applicable Company equity plan or award agreement, any unvested equity awards held by Consultant that are outstanding immediately prior to such date of termination shall automatically vest and become exercisable (as applicable) as of such date of termination.

5. Managing Conflicts of Interest. The Company acknowledges that Consultant is now or may become a party to agreements with third parties relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any agreement, policy or rule applicable to Consultant. Consultant will not (i) disclose to the Company any information that Consultant is required to keep secret pursuant to an existing confidentiality agreement with any third party, (ii) use the funding, resources, facilities or inventions of any third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give any third party rights to any intellectual property created in connection with such services. Consultant shall comply with all applicable laws and regulations in connection with the performance of the Consulting Services.

6. Confidential Information; Non-Disclosure. Except as authorized or directed by the Company in connection with the performance of Consultant’s duties and obligations, Consultant shall not, at any time during the Term or any time following the termination of this Agreement (for any reason or no reason), directly or indirectly, (i) copy, disclose, utilize, exploit, or make available to any other person or entity any Confidential Information (as defined below) that has come into Consultant’s possession, custody or control in the course of engagement with the Company, or (ii) use any such Confidential Information for Consultant’s own personal use or advantage or the use or advantage of any other person or entity other than the Company, or make any such Confidential Information available to others. “Confidential Information” means all confidential information, proprietary information, trade secrets, or other information (whether oral or written, whether maintained in hard copy, electronically, or otherwise) regarding the business or affairs of the Company, including, without limitation, information as to any of the Company’s products; services; systems; designs; inventions; research; marketing plans; prospects; prospective and existing contracts; business plans, procedures, and strategies; costs; personnel; computer programs; algorithms; pending patent applications; systems; negotiations; lists of actual and/or prospective clients and customers; supplier lists and supplier information, financial results; and business developments. Confidential Information does not include information which shall have been lawfully and without breach of any obligations of confidentiality, including pursuant to this Section 6, made available to the general public without restriction. The obligations of confidentiality set forth in this Section 6 extend to any Confidential Information of any third parties contracting with the Company, whether or not the Company has undertaken an express obligation of confidentiality with regard to such third parties.

7. Work Product. Consultant agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs, and works of authorship, and any documents, things, or information relating thereto, whether patentable or not, within the scope of or pertinent to the Consulting Services or any field of business or research in which the Company or any affiliate of the Company is engaged or (if such is known to or ascertainable by Consultant) considering engaging, which Consultant may conceive, make, author, create, invent, develop, or reduce to practice, or which Consultant previously have conceived, made, authored, created, invented, developed, or reduced to practice, in whole or in part, during the performance of Consultant’s services for the Company, whether alone or with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property, shall be and remain the sole and exclusive property of the Company (the foregoing, individually and collectively, “Work Product”). To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that Consultant otherwise have or retain any ownership or other rights in any Work Product (or any intellectual property rights therein), Consultant hereby assign and transfer to the Company all such rights in the Work Product, including but not limited to the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company shall have the full right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). Consultant shall, whenever requested to do so by the Company (whether during Consultant’s engagement or thereafter), at the Company’s expense, execute any and all applications, assignments, and/or other instruments, and do all other things (including giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (b) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which Consultant might otherwise have in any Work Product; and/or (c) confirm the Company’s right, title, and interest in any Work Product. Consultant shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to the Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company, whether during Consultant’s engagement or thereafter. Consultant will, at any time during or after the Term, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Section 7. In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in this Section 7, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute, verify and seal any such documents and to do all other lawfully permitted acts to further the purposes of this Section 7 with the same legal force and effect as if executed by Consultant.

8. Legal Process. Consultant agrees that in the event Consultant is served with a subpoena, document request, interrogatory, or any other legal process that will or may require Consultant to disclose any Confidential Information, whether during the performance of Consultant’s services for the Company or thereafter, Consultant will immediately notify the Chief Executive Officer of the Company of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, and shall thereafter cooperate with the Company, at the Company’s expense, in any lawful response to such subpoena, document request, interrogatory, or legal process as the Company may request.

9. Return of Company Property. Upon termination of Consultant’s services (for any reason or no reason), or at any other time at the Company’s request, Consultant agrees to deliver to the Company (and not retain any copies of) all Confidential Information and all other property, materials, documents, and computer media in any form (and all copies thereof) that belong to the Company, relate to the Company or the Confidential Information or that would be useful to the Company’s maintenance and protection of the Confidential Information. After returning all of the foregoing documents, property, and information, Consultant agrees to delete any copies of any such documents or information in Consultant’s possession, custody, or control, including all paper and digital copies of such documents and information.

10. Non-Solicitation. During the Term and for a period of twenty-four (24) months after termination of this Agreement (for any reason or no reason), Consultant will not, directly or indirectly, as principal, agent, employer, consultant, officer, director, stockholder, lender or in any other capacity:

(i) contract or solicit any employee, consultant, independent contractor, or agent of the Company with the intention or effect of encouraging such Party to terminate or alter his, her or its employment, engagement, agency or other relationship with the Company; or

(ii) contract or otherwise solicit any client, customer, prospective customer or partner of the Company with the intention or effect of encouraging such Party to terminate or reduce the volume of its business with the Company or to place elsewhere any portion of its business that could be served by the Company.

11. Non-Disparagement. At any time during the Term or any time following the termination of this Agreement (for any reason or no reason), Consultant shall not make any public statements, whether orally, in writing or through any electronic medium, that disparage the Company, any of its products, services or practices, or any of its directors, officers, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that Consultant may confer in confidence with Consultant’s legal representatives and make truthful statements, including as required by law.

12. Enforcement; Injunctive Relief. Consultant acknowledges and agrees that Consultant’s breach or threatened breach of any of the terms set forth in Sections 6 through 11 of this Agreement will result in significant, irreparable and continuing damage to the Company for which there is no adequate remedy at law.. The Company and its affiliates shall be entitled to obtain emergency injunctive or other equitable relief, including a temporary restraining order and/or preliminary injunction, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain any such breach or threatened breach. Such relief shall be in addition to any and all other remedies, including damages, available to the Company and its affiliates against Consultant for such breaches or threatened breaches. The prevailing Party in any judicial action arising out of or related to this Agreement shall be entitled to reimbursement of its/his/her reasonable attorney’s fees and costs incurred in such action in addition to such damages, if any, to which such Party is entitled; and the determination by the judge in such action shall be conclusive on the matter of which Party has prevailed for purposes hereof.

13. Miscellaneous.

(a) Entire Agreement. This Agreement and its schedules and exhibits, and any equity award agreement between the Company and Consultant, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

(b) Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of this Agreement or any of Consultant’s rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company. The Company may assign this contract in connection with a merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates or to an affiliate. Nothing in this Agreement is intended to or shall confer upon any person other than the Parties any rights or remedies hereunder.

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the Parties.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the Parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the Parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum.

(f) Notice. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual as follows:

To the Company:

Live Oak Acquisition Corp.

140 Industrial Blvd.

Bainbridge, GA 39817

Attention: CEO

Email: [●]

To Consultant: At the contact information set forth beneath Consultant’s signature below.

(g) Survival; Validity. Notwithstanding the termination of Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), Consultant’s covenants and obligations set forth in Sections 6 through 12 shall remain in effect and be fully enforceable in accordance with the provisions thereof. The provisions of Section 13 of this Agreement shall survive termination of this Agreement. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 13(g), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(i) Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) Consultant shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney, and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(j) Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Consultant’s termination of services shall be payable only upon Consultant’s “separation from service” with the Company within the meaning of Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Consultant shall be paid to Consultant no later than December 31st of the year following the year in which the expense was incurred; provided, that Consultant submits Consultant’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Consultant’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LIVE OAK ACQUISITION CORP.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer

Consultant:

/s/ Stuart Pratt
Name:	Stuart Pratt

Address:	[redacted]
Attention:	[redacted]
Email:	[redacted]

(Signature Page to Consulting Agreement)

SCHEDULE A

The Options to purchase shares of Live Oak Class A Common Stock, which shall be granted under the New Equity Incentive Plan (as defined in the Merger Agreement), shall vest as follows:

Number of Shares of Live Oak Class A Common Stock Subject to the Options	Vesting Schedule
1/3rd	On or after first anniversary of grant date (and prior to the expiration date of the option) once the stock price of shares of Live Oak Class A Common Stock is at least $14.00 per share for any twenty (20) trading days within a 30-day trading period beginning on the first anniversary of the grant date.
1/3rd	On or after second anniversary of grant date (and prior to the expiration date of the option) once the stock price of shares of Live Oak Class A Common Stock is at least $17.00 per share for any twenty (20) trading days within a 30-day trading period beginning on the first anniversary of the grant date.
1/3rd	On or after third anniversary of grant date (and prior to the expiration date of the option) once the stock price of shares of Live Oak Class A Common Stock is at least $20.00 per share for any twenty (20) trading days within a 30-day trading period beginning on the first anniversary of the grant date.

* Options will have standard ten year terms.

Restricted Stock Grant (if applicable)

In the event that the fair market value of a share of Live Oak Class A Common Stock determined as of the date the Options described in this Agreement are granted is greater than $10.00 (such value, the “Live Oak Share FMV”), then the Restricted Stock Grant Amount shall be calculated as follows:

“Restricted Stock Grant Amount” = (a) the Live Oak Share FMV less $10.00) multiplied by the number of shares of Live Oak Class A Common Stock granted to Consultant with respect to Options granted (as described in Section 2(a) of the Agreement) divided by (b) the Live Oak Share FMV (rounded up to the nearest whole share). If the Live Oak Share FMV is equal to or less than $10.00, no grant of Restricted Stock shall be made.

A-1

The vesting schedule for the grant Restricted Stock described in the Agreement, if any, shall be as follows:

Number of Shares of Live Oak Class A Common Stock	Vesting Schedule
1/6th	On first anniversary of grant date.
1/6th	On second anniversary of grant date.
1/6th	On third anniversary of grant date.
1/6th	If the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds the Live Oak Share FMV for any twenty (20) trading days within a 30-day trading period beginning on the 1st anniversary of the grant date and ending on the 10th anniversary of the grant date.
1/6th	If the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds the Live Oak Share FMV for any twenty (20) trading days within a 30-day trading period beginning on the 2nd anniversary of the grant date and ending on the 10th anniversary of the grant date.
1/6th	If the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds the Live Oak Share FMV for any twenty (20) trading days within a 30-day trading period beginning on the 3rd anniversary of the grant date and ending on the 10th anniversary of the grant date.

The grant of Options and the grant of Restricted Stock described in the Agreement shall be subject to such other terms and conditions as set forth in the agreement evidencing such awards.

A-2